Exhibit 99.2

Transcript of Axiall Corporation Earnings Call Held On February 13, 2013

Operator:

Good morning. My name is Robin, and I will be your conference operator today. At this time, I would like to welcome everyone to the Axiall fourth quarter and 2012 Financial Results Conference Call.

[Operator Instructions]

After the speakers’ remarks, there will be a question-and-answer session.  Thank you.

Mr. Martin Jarosick, you may begin your conference.

Martin Jarosick:

Thank you, Robin, and good morning, everybody. Welcome to today’s conference call to discuss Axiall’s fourth quarter and 2012 financial results. Joining me on the call today are Paul Carrico, President and CEO, and Greg Thompson, CFO.

There are presentation materials available for your reference on our website and our press release issued last night with our results contain a forward-looking statement which is incorporated into and considered a part of this conference call. Discussions during the call will contain forward-looking statements reflecting Axiall’s current view about future events. These statements involve risks and uncertainties which may cause actual results to differ. Axiall does not undertake any obligation to provide updates to these forward-looking statements.

Today’s conference call and the presentation materials contain certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure are provided in the appendix of the presentation materials. For additional information, please refer to Axiall’s filings with the SEC.

Now I’d like to turn the call over to Paul Carrico. Paul?

Paul Carrico:

Thanks, Martin, and good morning, ladies and gentlemen. Thank you for joining us this morning. It’s great to be able to welcome our shareholders, customers and employees to the first conference call as Axiall Corporation.

We’re really excited to have completed the merger a few weeks ago and now we’ve transitioned into the phase of moving forward together to create a leading chemical and building products company.

Our 2012 fourth quarter results represent the strongest fourth quarter results we’ve reported since the 1980s. We generated $98.3 million of adjusted EBITDA for the period compared to $29.1 million last year, an improvement of $69 million. For the year we reported $334.9 million of adjusted EBITDA compared to $222.9 million in 2011. All three operating segments increased adjusted EBITDA for the year compared to 2011.

In Chlorovinyls caustic prices strengthened and chlorine prices declined during the Fourth Quarter. Given that we were a merchant seller of caustic and a net buyer of chlorine, the fourth quarter’s caustic and chlorine price movements generally worked in our favor for the total ECU value.

Now on the PVC side of our business, the market conditions were the most favorable we’ve seen in the fourth quarter in many years. Unlike the fourth quarters of 2009, 2010 and 2011, we did not curtail our production at our Lake Charles operations in the fourth quarter of 2012. The strength in export volumes and export PVC margins supported full production.

Our Building Products 2012 adjusted EBITDA was essentially flat to last year on a slightly higher volume. Now this excludes the impact of the fence business that was exited in 2012. We expect volumes to improve going forward as the North American housing market continues to show really solid signs of recovery.

The results for our Aromatics business improved for the quarter and the full year. Both were much stronger than 2011 based on several factors, which include higher volumes, improved margins and a favorable inventory holding gain loss comparison.

As we begin the process of combining our two organizations into one company, I’m very encouraged by the teamwork and openness that I’ve seen across our new company. I believe we have created a leader in chemicals and building products that’s in an excellent position to take advantage of a number of macro and industry trends.

First, it is our expectation that North America’s natural gas cost advantage over oil-based economies in other parts of the world will persist for many years. This should allow consistent access to growing export markets for both chlorine, in the form of PVC, and caustic soda. A key second item is the sustainable recovery of the U.S. housing market both in terms of starts, as well as renovation activity that seems to have begun. This should drive building products volumes higher.

The combination of these factors is forecasted to increase vinyl demand.  As a result, we expect the operating rates and margins to move higher for North American producers. Margins have typically improved as the industry starts to exceed the 90% level in vinyl on a more regular basis.

For the ECU, we expect chlorine and caustic demand growth, over the next few years, to offset any net new capacity added in North America. This balance, combined with the natural gas cost advantage I mentioned earlier, should support healthy ECU margins for North American producers.

The industry conditions we see for the next few years are by far the most favorable I’ve ever seen in my career. To take advantage of these conditions, we have well-placed assets with excellent integration and diversification to complement our chlor-alkali and vinyl assets. In addition, there are excellent growth prospects with our new structure. We also now have a deep and experienced management team, ready to make the most of our opportunities.

So at this time, I’ll turn the call over to Greg to review our financial results in greater detail.

Gregory Thompson:

Thank you, Paul, and good morning, ladies and gentlemen. Let’s look at our operating performance during the fourth quarter. We reported operating income of $67.6 million for the fourth quarter of 2012 compared to an operating loss of $2 million during the same quarter the previous year. Operating income for the fourth quarter of 2012 includes $10.7 million of professional fees primarily related to the merger with PPG’s commodity chemicals business.

SG&A expense for the fourth quarter of 2012 was $50.6 million compared to $38.1 million for the fourth quarter of last year. The increase was mainly due to $9.2 million of higher compensation related expense when compared to the fourth quarter of 2011. The largest part of this higher comp-related expense is due to a higher pay out in our annual employee cash bonus program.

Our net interest expense for the fourth quarter was $13.6 million compared to $15.3 million for the fourth quarter of 2011. For the fourth quarter of 2012 we reported a tax provision of $19.1 million for an effective tax rate of 37%. For 2012 we made cash tax payments of approximately $54 million and had an effective tax rate of 32%.

Turning to our segments. In the fourth quarter we generated $88.2 million of adjusted EBITDA in Chlorovinyls compared to $33.5 million in the fourth quarter of 2011. As Paul mentioned, this improvement was driven by lower feedstock costs and higher resin sales volumes as well as higher caustic prices.

Our Building Products segment generated $4.8 million of adjusted EBITDA in the fourth quarter of 2011 compared to $8.7 million for the same quarter last year. This decrease was a result of higher SG&A costs, primarily the employee cash bonus program, and this was partially offset by higher gross margin dollars.

Our Aromatics segment reported adjusted EBITDA of $18.7 million in the fourth quarter of 2012 compared to $3.3 million of negative adjusted EBITDA in the fourth quarter last year. This $22 million improvement was mainly driven by an inventory holding gain in the fourth quarter of 2012 compared to an inventory holding loss in the fourth quarter of 2011 as well as higher sales volumes and sales prices in the fourth quarter of 2012.

The total impact.  Excuse me, the total FIFO impact for the fourth quarter of 2012 was a positive $14.5 million with about $11.7 million in Aromatics, $2 million in Chlorovinyls and the remainder in Building Products. In the fourth quarter of 2011 the FIFO impact was a negative $9.5 million mostly in Aromatics. For the full year 2012 the FIFO impact was a positive $1 million as a positive $16.2 million impact in Aromatics was mostly offset by negative FIFO impacts in Chlorovinyls.  For the full year 2011 the FIFO impact was $2.8 million with a positive $8.5 million in Chlorovinyls partly offset by a negative impact in Aromatics.

Now let’s discuss working capital. We define controllable working capital as accounts receivable, plus inventory, less accounts payable. As you know, we historically invest working capital in the first half of the year and recover most of that working capital in the second half due to the seasonality of our business. Compared sequentially, controllable working capital decreased by about $81 million from September 30, 2012 to December 31, 2012. This sequential decrease was driven by lower receivables and inventories.
Compared to the fourth quarter of last year, controllable working capital increased $15.9 million driven primarily by higher sales volumes. Compared to fourth quarter last year, our net days of investment in controllable working capital were reduced by about seven days.

On the cash flow statement, you will note that we generated $165.6 million of cash from operating activities for the fourth quarter of 2012 as compared with $163.1 million for the fourth quarter of 2011. For the year, we generated $175 million of free cash flow, which does include $23.6 million of proceeds from asset sales, primarily the sale of our air separation unit early in 2012.

Capital expenditures were $24.5 million for the fourth quarter of 2012 compared to $22.1 million in the fourth quarter of 2011. CapEx for 2012 was $80.3 million.

Before we begin Q&A, I would like to discuss Axiall’s new capital structure.

As you know, the terms of our merger with PPG’s commodity chemicals business called for Georgia Gulf to issue 35.2 million shares to PPG and issue $900 million of debt to fund a cash dividend to PPG. We now have about 70 million shares outstanding. In mid-January, we issued $688 million of eight-year senior unsecured notes with a coupon of 4.625%. Based on the strength of investor interest in our debt, we also refinanced all of the remaining $450 million of our 9% senior secured notes due 2017 with 10-year unsecured notes with a coupon of 4.875%. We also added a five-year, $279 million secured term loan with variable interest currently less than 4%.  Additionally, we up sized and extended our ABL to $500 million through 2018. In total, we will have about $1.4 billion of debt on the balance sheet with annual cash and interest expense of approximately $65 million.

As Paul mentioned, we believe we have created a new company that has a durable and flexible balance sheet and that also has excellent leverage to the drivers of a favorable natural gas to oil ratio, as well as the recovery of the U.S. housing market.

As we bring these two companies together, we are taking this opportunity to review the practices of both organizations, as well as benchmark to peers and implement the best practice in Axiall.  As part of that review of past practices, we have determined that going forward we will continue to provide our qualitative view of macroeconomic drivers and industry conditions as Paul did at the end of his prepared remarks. At the same time, we will refrain from providing explicit adjusted EBITDA or EPS guidance on a quarterly or annual basis.

I will now turn the call over to the operator so we can take your questions.

[Operator Instructions]

Operator:

And the first question has come from the line of Brian Maguire.

Brian Maguire:

Hey, guys. Good morning, and congrats on a strong finish to a historic year for you guys.

Gregory Thompson

Thanks, Brian.

Brian Maguire:

Paul, I just wanted to get your thoughts on the caustic soda price outlook for 2013 given its going to be a more important driver for you going forward. We’ve been hearing that the $35 increase for the first quarter has kind of stalled out and some of the Asian prices have been weakening recently. But just want to get your thoughts on the near-term outlook and what you might expect in the second half when we see a little bit more capacity come online in the industry.

Paul Carrico:

Yeah. Well I think it’s tough to take a near-term view of exactly what the price increases are going to do for the year. I guess, I’ll go back to our comments in the previous comments we made here that we think there’s strength in the ECU margins in general. Whether that pricing moves to chlorine or caustic, mostly based on the fact that as we exited 2012 rates were pretty good on the chlorine side going through to PVC, which is typically a driver that causes things to soften. Plus, I do believe that the industry will take the approach of keeping the cost advantage that there is in North America versus the other parts of the world. So all in all, I guess I would see firmness in those ECU margins through 2013. Now whether they move up and down a little bit in the quarters, that’s tough to call. But I don’t think, necessarily, the historical model fits with where we’re going from here forward.

Brian Maguire:

Okay. And then could you just comment on how — are any impacts of the spike in spot ethylene prices may be having on the way that you run your PVC plants? Or whether the industry has been running it over the last two months since we’ve had a number of ethylene outages cause pretty high spot prices there. Is that causing some of the export volume to fall away?

Paul Carrico:

It’s tough for me to say what everybody depends on. We continue with a philosophy of being somewhere between 90% and 100% contracted for our volumes. So that’s the way we’ve historically done it and that’s the way we’ll seek to do it in the future. And certainly we were well aware of our needs ahead of time related to the merger. So we worked on all of that.

But even for us, if you get to those optional pounds at the very end, you take a look at the exports. And does that justify spot ethylene? I have to believe that if some people are in the mode of needing those spot pounds that, that does not make for a very good fit related to PVC exports. So yeah, it should be some effect. And alternately too, if somebody has ethylene to go into PVC they have to ask themselves should they be selling that spot ethylene. So that should take it off. But, you know, I think all that being said, exports were really high at the end of last year. I think maybe even a record number, if I recall correctly, and the beginning of the year started off quite firm. People didn’t keep inventory going into the year and now we’ve got outages and turnarounds and other things going on, and I think the January numbers were up something like 6% or so for PVC as an industry.

So all of those drivers make it a case where I’m not sure that looking at the rates that maybe the operating rates reported at 90% or something like that or 89% or whatever. But the effective rate, in terms of what people can really do, is probably higher.

Brian Maguire:

And one last quick one, if I could.  Could you just provide an operational update on the status of the PPG Lake Charles assets that you acquired?  I know they had a little bit of an outage there at the end of the year that carried into January.  Just maybe an update on any impact in the first quarter from that?

Paul Carrico:

Well certainly the first 27 days, I think it was, are not going to show up on our books. So that impact is more back on the prior-organization and the unit’s now running at near three-quarters - two-thirds, three-

quarters type of rates with working towards the full rates.  Plus, we have the flexibility of the total company now to come to bear on different supplies. So it might be a modest impact at this point, but I don’t expect it to be gigantic.

Brian Maguire:

Great. Thanks very much.

Paul Carrico:

Yeah.

Operator:

And your next question is from the line of Andy Cash.

Andy Cash:

Hi. Good morning, Paul, Greg and Martin. Thanks for taking my question and congratulations on the PPG transaction. It looks like it’s well executed.

Just had a question - just had a question on, you guys have talked about using some of your free cash flow joining up with an ethylene producer. In the past, Paul as you well know, running an ethylene business is talking with condo crackers in the past, but nothing’s ever really materialized because when things start getting good in the cycle the producers start backing away from the table. So especially with shale gas revolution we’ve got here in the U.S. now, what do you think the chances are of actually getting something done? And if you do see some good chances there, how much money might you want to spend?

Paul Carrico:

Yeah. You’re certainly right about history and the reaction of the industry when times are good. And you could make the case that times are good for a few more years here yet. So, that causes pause for people to aggressively talk about it. The nearer we get to those builds that are announced, those massive numbers of builds, the more fruitful those conversations will be is my expectation. But beyond that, we’re taking an active and aggressive approach, much the way we looked at our chlor-alkali short fall a couple years back and saying, okay there’s multiple different paths. We’re going to look at all of them and that condo cracker you mentioned is just one option. We have other options to look at to secure our ethylene position on the cost basis for at least 50% of our volume. And you can assume that we’re tracking all of those options at this point now that we’ve got firmness in where our organization is going to be and where we’re going.

In terms of the money, I’ve always said that could be $700 million to $1 billion  depending on the size that we get to in terms of how much of the investment there would be. But that’s over probably a four or five-year period with a minimal amount up front. So whether it shakes out to be that or in some cases condo crackers are less than that. So it just depends upon which pathway we wind up.

Andy Cash:

So just as a follow-up, if I could, given that sort of rate of span, you should still have a little money left over perhaps for dividends or share buyback. In your refinancing’s, are there any severe limitations on your opportunity to increase your dividend or your buyback?

Greg Thompson:

You mean there’s some limitations with builder baskets, but I think that they should in all likelihood not even come into play, Andy.  So we think we’ll have a lot of flexibility relative to using that cash flow for both growth investments or return of capital to shareholders. Now relative to the RMT transaction, there are some limitations in the first two years of that around share buybacks. It doesn’t mean they’re impossible, but there’s a much higher degree of difficulty to do them in the first two years just given the RMT tax-driven nature of that. But that’s really the only practical limitation that we’ll have.

Andy Cash:

Okay. And then just quickly, as a final one if I could get this in there. Do you have a PVC price for the export markets? Kind of what the premium is over your domestic business here in January, February?

Paul Carrico:

No. I think you’ve just got to look at the reported numbers out there. We’re seeing numbers, I think in February and going into March, that are the $1,000 plus type of number and you can take that and compare to what you read in the reports about the domestic numbers.  It’s going to ebb and flow as we go through these next couple of few months because there’s some pretty significant PVC price increases in the domestic market. I think it’s a total of about $0.08 over the next two months. So it’ll ebb and flow with those prices catching up from month-to-month.

Andy Cash:

Okay. Thank you very much.

Operator:

And your next question is from the line of Jeff Zekauskas.

Jeff Zekauskas:

Hi. Good morning.

Paul Carrico:

Good morning, Jeff.

Jeff Zekauskas:

Maybe if I could ask Andy’s question in a different way. In general, large greenfield ethylene plants seem to be getting pushed out to something like 2017 or late 2016 in terms of when they might come on. So all things being equal, does that mean that you really can’t do much about your ethylene cost position until 2017?

Paul Carrico:

Yeah. It kind of depends. While most of those greenfields don’t come on to that period, what you see is multiple expansions and additions in other areas. And you also, if you kind of look at the comments out there, there’s ebbs and flows on what people think about their derivative use during that period. So, to say that we can do much, probably not in a massive way. But we would expect the balances to afford the opportunity to continue with our pathway of contracting at a pretty high level trying to take what I consider to be advantage of another opportunity, which is that ethylene integration, is some years out. Yes.

Jeff Zekauskas:

So if I understand what you just said to me, you can’t do much until 2017? Is that what you said? Or didn’t you say that?

Paul Carrico:

If we’re talking about the full half, 50% of what we’re trying to target of our needs, which is about a billion pounds.  To do that kind of a number between now and, I’ll call it, 2016 because there’s multiple perceptions of whether it’s 2016 or 2017. To do something significant between now and then to take that opportunity, or get that opportunity, in addition to what we’ve already said will be challenging.  Yes.

Jeff Zekauskas:

Okay. Given your needs to backward integrate, or effectively backward integrate, if you were looking at your capital expenditures on average over the next four years, what would they be?

Paul Carrico:

Well, in terms of the capital that we’ll use certainly towards ethylene, there’ll be something there. But that’s probably a couple of years out because our investments in those activities are a pretty extensive period for completing the projects. So there’s some there. Don’t know time and duration of those yet. And then there’s the base capital to which we’ve termed to be in the range of $125 million to $130 million for our existing assets. And then there’s growth opportunities, which we’ll take advantage of what those opportunities are as they come up either to expand our existing facilities and areas of opportunity or other things that we can do to grow the business.

Jeff Zekauskas:

Okay. And then lastly, I think your cost cutting program exclusive of the pension accounting benefits you might get is $100 million. How much do you expect to save in the first quarter or the second quarter or the third or the fourth quarter? And what are the sources of the savings?

Greg Thompson:

Yeah, Jeff. So we’ve talked about $115 million of synergies over two years and being at a $60 million run rate by the end of this year. I think the - we’re not going to put a  precise number on first, second, third and fourth quarter. But you can expect that the G&A kinds of savings, a lot of which is just related to allocations going away in one of the three buckets that we’ve talked about, that that’ll happen pretty early on. And then the others, the operational improvements, that’s more of a seasonal thing relative to first and fourth quarters. And then the longer lead time item, because it just involves negotiation with suppliers and also redoing freight contracts, is that third area of synergy that we’ve talked about related to purchasing and logistics.

Jeff Zekauskas:

Did you make any headway on purchasing ethylene or natural gas?

Paul Carrico:

In terms of the purchases for both, relative to this year as I said earlier, we knew what we needed related to the year with the combined entity and we put in place various components of that. Natural gas is a bit more of an opportunistic thing where quarter-over-quarter if you have a chance to say buy gas at a good price, or do something out of the norm, you take those advantages when they come up.  So . . .

Jeff Zekauskas:

Thank you very much.

Operator:

And your next question is from the line of Frank Mitsch.

Paul Carrico:

Hey, Frank.

Frank Mitsch:

Good morning. Good morning, gentlemen. Count me as among the ones that are disappointed not to be calling you guys Georgia Gulf anymore. But my computer will adjust to spelling Axiall with two l’s.

Paul Carrico:

We all have our challenges, Frank.

Frank Mitsch:

Yes.

Greg Thompson

And you pronounced it well, too, Frank.

Frank Mitsch:

Thank you very much. I’ve worked with my IT department on that - on the spell check. Am I to assume though that there wasn’t much interest in you guys participating in the Eastman restart of their fourth cracker? Because that looks like it’s coming online within the next few years, about 300 million pounds of ethylene there. But it sounds like you guys are looking more longer term and that perhaps that size wasn’t sufficient to garner your interest. Am I reading that correctly?

Paul Carrico:

I think you should take my words at face value before, we are tracking all options. So anything that’s out there that’s a possibility, we’d like to take a look at it, whether it fits in what we finally decide to do is kind of putting the pieces of a puzzle together.  So we’ll just have to see how the things play out.

Frank Mitsch:

Okay. So you are examining all opportunities, then and we shouldn’t jump the gun there. What - Day ..you’ve now owned the PPG asset for a few weeks here, so you’re obviously an expert on all of their accounts and customers and so on. Can you talk about, on the chlor-alkali side, there’s going to be a couple of new additions this year that are going to impinge on some of the heritage PPG accounts. Can you talk about the efforts and your confidence in terms of placing those excess caustic and chlorine pounds that you didn’t have before?

Paul Carrico:

Yeah. What we put out in the information in some of our presentations before today, we show that there’s about 40% of our chlor-alkali available for particularly going into the merchant chlorine market. And as a percentage of the total industry that’s in the merchant market, that’s not a gigantic percentage. Let’s call it something less than a third or so. So there’s always ebbs and flows of different customers and different ways to move things around. We certainly have the opportunity to move a bit more chlorine through to the vinyl chain, which is one of the synergies we talked about. So all of those things we don’t intend to cover specific customers, but you can make the assumption that you have gives and takes in various different places. And the key part to us is that the comment we made earlier we think that the pluses and the minuses with the capacity additions and the growth that’s going to be out there more or less look like a reasonable balance to us going forward.

Frank Mitsch:

Terrific. Thank you so much.

Operator:

And the next question is from the line of Hassan Amad.

Hassan Amad:

Good morning, Paul. Just wanted to sort of build on Frank’s question earlier. Just in terms of the volumes relating to chlorine in particular. I mean, I know it is seen as a decent export market as far as the caustic side goes, and owing to the gaseous nature of the chlorine side of things, you don’t have the same opportunities. But are you beginning to see an uptick in, call it chlorine derivative trade? Meaning, maybe a conversion to EDC, sending that EDC across to do sort of cost disadvantage places like Europe or maybe even South America. I mean, are you beginning to see sort of upticks over there?

Paul Carrico:

Well, there’s always been some amount of trade going from North America to EDC, VCM or whatever. If you just generally look at the industry, though, what you see is vinyl rates moving to a higher level, which necessarily I think means that some of that goes into more of the vinyl chain all the way down the line. So I think that’s the trend now up until the point that we can’t put any, the industry can’t push anymore, which might be not too far away that the industry can’t push anymore through the - all the way through to PVC. In terms of derivatives and merchant chlorine, we have no reason to think that, that market won’t continue to grow at some level on average. And so I don’t think there’s - the most significant macro shift there I would say as a general thought more chlorine is probably going to go through to PVC as a final form to the extent the industry can make it.

Hassan Amad:

Fair enough. So I mean, I guess what I’m leading towards is that there is this scare in the marketplace that as we sort go through the course of 2013 and more and more of these companies get North American sort of companies get integrated into chlorine. I mean, there is a scare out there that maybe with you guys sitting on a fair bit of surplus chlorine capacity, would you be able to actually sell at a decent price or at reasonable market prices that chlorine into the market?

Paul Carrico:

Yeah.  All I can say is that we’ve had a history of diversifying our portfolio in vinyl. I’ve liked the outcome of that where we’re in exports and domestic and internal consumption. I like the portfolio in the chlorine side of the equation where we’ve got merchant and derivatives and vinyl-chain material. I don’t expect us to hugely change that going forward. There may be different ways we move things around and adjust the customer base in that, but I like the opportunity of having some merchant chlorine as part of our equation too.

Hassan Amad:

Fair enough. Thanks so much.

Operator:

And you next question is from the line of Roger Spitz.

Roger Spitz:

Thank you. Good morning, guys. What was PPG chemicals EBITDA and CapEx in Q412 please?

Greg Thompson:

Let’s see. I don’t have that number handy, Roger. I think it was...

Martin Jarosick:

For PPG’s chemical business - they don’t report EBITDA at that level. If you make adjustment I think you end up in the mid-90s for EBITDA if you factor in some D&A for the fourth quarter and on their CapEx number, I just don’t recall. I can follow-up with you afterwards.

Roger Spitz:

Sure. For PPG’s 2012, for their VCM sales, would you be able to give us their split in volume terms of where it’s gone between going to you, to the export sales, domestic sales and the same for PPG’s 2012 chlorine sales by volumes, where it’s gone just so we can get a better understanding of where they’ve been selling?

Paul Carrico:

No. We really don’t intend to go into the different customer mix and splits. I mean, certainly some things you know if we’re operating a joint venture we’re going to have some amount going in there. And then there’s some other domestic connections they’ve got. But in terms of the split, we think that’ll move around maybe almost continually going forward.  So I’m not going to lay that out in terms of where we’re going to go with it.

Roger Spitz:

Okay. Lastly, what are you projecting 2013 SG&A? Or what kind of guidance could you give us on that?

Greg Thompson:

Yeah. We have it-because we haven’t put a specific number on that, Roger. In the S-4 that we filed and again, I don’t have that number handy in front of me, there are some pro forma numbers in there that talks about-I mean it’s based upon the historical data for SG&A that I think is a pretty reasonable indicator of that. And then you’d have to make some assumptions relative to the $115 million of synergies that we have, that most of those synergies are more gross margin related than they are SG&A, but there’s some component in those synergies that are SG&A. If you have a problem finding that, we can direct you to the right place in the S4.

Roger Spitz:

Okay. Thank you very much, guys.

Martin Jarosick:

Thanks, Roger.

Operator:

And your next question is from the line of Greg Goodnight.

Greg Goodnight:

Good morning, gentlemen.

Paul Carrico:

Morning, Gregg.

Martin Jarosick:

Hi, Gregg.

Greg Goodnight:

Hey. You mentioned PVC exports being very strong in December and one of the consultants said that the exports were about six hundred million pounds, which obviously is a very strong number. Could you give us some color as to why December was particularly strong? And has that level continued in the first quarter?

Paul Carrico:

Yeah, the strength really was around the fact that the export buyer was willing to pay a more reasonable price than maybe some times in the past. And the industry had it because that’s a time where somewhere between 20% and 30% of the month that the domestic industry shuts down a lot of the plants to take outages for holidays and such. So there was the opportunity in terms of volume, there was the price that sort of worked okay for folks and you put those two together and the producer says, well why keep it on my books, when I can sell it? So that’s the way we ended the year, which means that we went into the start of this year with a pretty lean inventory as an industry, and then what’s happened since then is there’s been more firmness in the export pricing. But, at the same time, I think I mentioned earlier, seems that the domestic demand bumped up 6% or so, so you got the forces working towards probably reducing that early on. And then the amount of reduction for the year will kind of depend upon the strength of the domestic market through the rest of this year.

Greg Goodnight:

Okay. Very helpful. Question number two for Greg.  Have you guys decided how you’re going to report the PPG? Is it going to be a separate segment? Or are you going to blend it into Chlorovinyls? Or can you give us some help on how we’re going to set up our models here?

Greg Thompson:

Yeah, it will be - PPG commodity chemicals will become part of what we previously reported as Georgia Gulf on the Chlorovinyls. It will have - it’ll just be one segment for the combination of historical GGC Chlorovinyls and the PPG commodity chemicals.

Greg Goodnight:

Okay. Are you going to give us some help in terms of operating rates and some details, so we can parse out the contributions from the various components?

Greg Thompson:

Like I said, I mean we’re not - we won’t provide specific guidance, but we will give you some market color and our view of all of those kinds of things to give you some guidance there relative to PVC and chlor-alkali.

Paul Carrico:

Yeah. And comments I would add to that would be that we’ve said that our industry operating rate on vinyl is normally something we exceed because we shut down significant amount of capacity a few years ago. So we expect to continue with that path for sure considering that the chlor-alkali integration allows us to get in a better position in that area. And then chlor-alkali operating rates, we tend to want to run our facility which was a much lower percentage of the new total, at a very high level. And I think PPG’s commentary in the past has always been that they’ve run at our higher than the industry. So that’s kind of some general guidelines to put in your models going forward.

Greg Goodnight:

Okay. Last question if I could.  The parts of the commodity business that PPG had, not directly associated with the chlorine, caustic or VCM. The sodium silicate, silicated chemicals, hydrochloride and all of these, can you give us sort of an idea of what EBITDA range one might expect for these, all these miscellaneous chemicals for 2013?

Paul Carrico:

No, not really. We look at those as different components of a total chlor-alkali, chlorovinyl picture. And so those are swing factors much the way we can swing to vinyl or other materials and we’re not intending to break those components down.

Greg Goodnight:

Okay. Well obviously without you guys providing for guidance any help you can give us parsing out the various details would certainly be appreciated. But anyway, congratulations on this combination and good luck going forward.

Greg Thompson:

Thanks, Greg.

Paul Carrico:

Thanks.

Operator:

And the next question is from the line of Charles Neivert.

Charles Neivert:

Hi, guys. Just a quick couple sort of housekeeping things.  Anything on tax rate for 2013? Or still coming up with that one?

Greg Thompson:

Yeah, I think we talked about 32% for 2013 as part of our material that we rolled out with the merger. And, so we’ll look at that and make sure we’re still comfortable with that going forward once we get all the purchase accounting stuff and all the opening balance sheet things gone, pulled together. But that was the last guidance that we put out that there’s no change as of now.

Charles Neivert:

Okay. And then sort of a different direction on the SG&A. You had said that this particular quarter that you have a component of SG&A that was the bonuses. If you guys continue to earn at sort of the kind of levels you just ran at, is that something we should expect to keep putting in to the SG&A number going forward for the next few quarters? I mean, again, hard to say what you’re going to earn. But if you were continuing on this pace, would that be a significant additional component to the SG&A that we should make sure we take account of?

Greg Thompson:

Yeah. No, I wouldn’t think so.  I mean, the SG&A component related to the bonus is higher this year just because the expectations were higher.  And so, going forward, we’ll continue to have an EBITDA component to the bonus in the Axiall Corporation. But that will be tied - there’ll be some healthy portion of that bonus will be tied to our budget expectations for 2013.  And so, depending upon how we do against those expectations, it could be plus or minus.  But it wouldn’t be at the kind of - unless we significantly over-exceeded our internal budgets for 2013, it wouldn’t be as significant as it has been in 2012.

Charles Neivert:

Okay. Other than that, most of my other questions have been answered. Thanks very much.

Greg Thompson:

Uh-huh.

Operator:

And your next question is from the line of Christopher Butler.

Christopher Butler:

Good morning, guys.

Martin Jarosick:

Morning, Chris.

Paul Carrico:

Hi, Chris.

Christopher Butler:

Yeah.  A lot of good questions have been asked thus far. Kind of looking at the Building Products segment, we had flat EBITDA year-over-year. Could you give us a sense of the savings from previous restructuring that we saw in 2012 that offset some of the weakness from the volume and product mix during the year?

Greg Thompson:

I guess we’ve had a number of restructuring initiatives and reductions in Building Products really over the last four or five years. The most recent one, we shut down the fence business and also did some consolidations of a couple of plants. It was really late 2011 and through 2012.  And so, it was - I don’t have the precise number, Chris, but that was single-digit kind of millions of savings in 2012. The bigger factor in those results is our bonus program historically has been company results-driven. And so, with the number of employees that we have in Building & Products, that higher bonus because of us exceeding our expectations has resulted in - is really the reason for the decline in EBITDA. If you take that out, margins have improved slightly and volumes are also slightly improved.

Christopher Butler:

And looking at volumes going forward, I know that we’ve seen better housing starts, better forecasts going forward, renovation has been sort of the headwind that you faced and product mix as more and more cheaper products are being used. I think you said something optimistic about renovation earlier in your, early parts and wanted to see what your thoughts are going forward on that.

Paul Carrico:

I continue to think that this is one of the best starts to the year in terms of confidence level, whether that translates to actual results is something different. But people in the industry are optimistic. As I said earlier, we started off January on the vinyl side with a 6% improvement there. So we think that renovation wise, things continue to have a pent up demand for doing those kinds of things once people get comfortable enough to spend the money. And then housing really seemingly is on a track to move forward and move upward. Again, it’s just the rate at which it’s going to do, but if you talk to people in the industry, most everybody is much more solidly confident this year than in the past. The thing that is different at the beginning of this year is that the warm weather was quite an incentive for people to do more last year. So the weather certainly hasn’t been in the same range this year as it was last year so far.

Christopher Butler:

And for windows, would cold weather be a catalyst for March sales as people want to upgrade their windows to more fuel efficient stuff?

Paul Carrico:

No. I think that’s a long-term trend. That’s not something that necessarily gets a boost because there’s cold weather. Maybe it’s all much more important I think about whether their windows are in poor repair or there’s a need to think about that energy efficiency over long term and they can justify the expense. It’s fairly pricey to replace windows in the whole house. So those are longer term factors and just a weather pattern is not going to change that I don’t think.

Christopher Butler:

I appreciate your time.

Operator:

And we do have a follow-up from the line of Jeff Zekauskas.

Jeff Zekauskas:

Thanks for taking my question. Have you narrowed your range of the amortization of intangibles costs for 2013?

Gregory Thompson:

No, we haven’t, Jeff. I think in the pro forma materials we’ve talked about an incremental $80 million or so based upon our high level estimates of purchase accounting, and so that’s really something over the next few quarters that we’ll be getting into and doing final allocations of purchase price that could result in that changing somewhat as we fine tune that.

Jeff Zekauskas:

So it’s 80 plus or minus how much for the year?

Greg Thompson:

Well, the - yeah, I can’t tell you plus or minus how much it will be until we’ve gone through all that opening balance sheet allocation. But the 80 that I was referring to is the additional 80 for the step-up in basis on - or the balance sheet adjustment for PPG commodity chemicals. And so that 80 you would add to the roughly 90 million, I’ll call it, historically for Georgia Gulf depreciation and amortization and approximately, I think, PPG was more in the 40 million per year of depreciation and amortization. So you get to 220 or so range. And we’ll just have to see once we go through all the final purchase accounting — purchase price allocation, how that 80 changes.

Jeff Zekauskas:

Okay. Thank you very much.

Operator:

And I’m showing no further questions at this time.

Martin Jarosick:

Thank you, Robin, and thank you, everyone, for joining us on the call.  We look forward to speaking with you at the end of the first quarter in May.

Operator:

And this does conclude today’s conference. You may now disconnect.